EXHIBIT 21.1
Subsidiaries of Borders Group, Inc.

SUBSIDIARY	STATE OF INCORPORATION
Borders, Inc.	Colorado
Borders Direct, LLC	Virginia
Borders Fulfillment, Inc.	Delaware
Borders Online, LLC	Delaware
Borders Online, Inc.	Colorado
Borders Outlet, Inc.	Colorado
Borders Properties, Inc.	Delaware
Walden Book Company, Inc.	Colorado
Walden Online, Inc.	Colorado
Borders New Zealand Limited	New Zealand
Borders PTE. Limited	Singapore
Borders Australia PTY, Limited	Australia
BGI (UK) Limited	U.K.
BGP (UK) Limited	U.K.
Evermatch Limited	U.K.
Books Etc Properties Limited	U.K.
Meridian Books Limited	U.K.
Borders Superstores (UK) Limited	U.K.
Charing Cross Properties Limited	U.K.
Borders Development, Inc.	Michigan
Borders Bookstore (M) SDN.BHD	Malaysia
Borders International Services, Inc.	Michigan
Paperchase Products Limited	U.K.
Paperchase Limited UK	U.K.
Paperchase Designs Limited	U.K.